Exhibit 5.1

December 16, 2016

Hancock Holding Company

One Hancock Plaza

2510 14th Street

Gulfport, Mississippi 39501

Re:	Hancock Holding Company – Common Stock

Ladies and Gentlemen:

I am the Executive Vice President, Corporate Secretary and General Counsel of Hancock Holding Company, a Mississippi corporation (the “Company”), and in such capacity have acted as counsel for the Company in connection with the sale to the Underwriter (as hereinafter defined) by the Company of (i) 5,500,000 shares of its common stock, par value $3.33 per share (the “Common Stock”), and (ii) 825,000 additional shares of Common Stock pursuant to the Underwriter’s option described in Section 2 of the Underwriting Agreement (as hereinafter defined) (collectively, the “Shares”), in accordance with the Underwriting Agreement, dated December 12, 2016 (the “Underwriting Agreement”), between the Company and Morgan Stanley & Co. LLC (“Underwriter”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Underwriting Agreement.

In rendering the opinions expressed herein, I, or members of my staff, have examined and relied upon (i) the Registration Statement on Form S-3 (File No. 333-202407) filed by the Company with the Commission on March 2, 2015 (the “Registration Statement”), under the Securities Act, (ii) the base prospectus, dated March 2, 2015, as supplemented by the preliminary prospectus supplement relating to the Shares filed with the Commission on December 12, 2016, pursuant to Rule 424(b) under the Securities Act, and as further supplemented by the final prospectus supplement relating to the Shares filed with the Commission on December 14, 2016, pursuant to Rule 424(b) under the Securities Act, (iii) an executed copy of the Underwriting Agreement, (iv) resolutions of the Board of Directors and the Pricing Committee of the Board of Directors of the Company, from meetings held on December 9, 2016, and December 12, 2016, respectively, (v) the articles of incorporation of the Company, as amended, (vi) the bylaws of the Company, as amended, and (vii) such other corporate records, certificates and other documents as I have deemed necessary or appropriate for purposes of rendering the opinions set forth below.

I have assumed the legal capacity of all natural persons, the genuineness of all signatures; the authenticity, accuracy and completeness of all documents submitted to me as originals; and the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity, accuracy and completeness of the originals of such copies. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that:

1.	The Company is validly existing as a corporation in good standing under the laws of the State of Mississippi.

2.	The Shares have been duly authorized and, upon payment and delivery in accordance with the Underwriting Agreement, will be validly issued and fully paid and non-assessable.

I am admitted to practice law in the State of Mississippi and express no opinions as to matters under or involving any laws other than the laws of the State of Mississippi and federal laws of the United States of America.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on December 16, 2016 and to the use of my name under the caption “Validity of Securities” in the prospectus relating to the Shares that is part of the Registration Statement.

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Sincerely,

/s/ Joy Lambert Phillips
Name:	Joy Lambert Phillips
Title:	Executive Vice President, Corporate Secretary and General Counsel